Exhibit 10.1

October 23, 2019

Ms. Kathryn Anderson

Dear Katie:

I am very pleased to extend to you an offer of employment at GUESS?, Inc. (the “Company”) as the Company’s Chief Financial Officer. In this position you will be reporting directly to me. Your start date will be a date on or before December 13, 2019, to be reasonably agreed upon between you and the Company. We are very excited to partner with you and we feel you would be an excellent addition to the team and to the GUESS? family!

The terms of your offer are as follows:

1.	Your base salary while employed by the Company will be at a rate of $550,000 annually, with exempt status, paid in accordance with the Company’s normal payroll practices.

2.
You will receive a signing bonus of $300,000, to be paid on the Company’s first regular pay date following your start date. If you resign from the Company for any reason other than Good Reason (as defined in Exhibit A) prior to the first anniversary of your start date, you agree that you will repay this amount to the Company not later than five business days following your resignation.

3.
While you are employed with the Company, you will be eligible to participate in the Company’s Executive Bonus Program, which currently bases awards on individual performance and objectives as well as department and company objectives. As a participant in this plan, your bonus opportunity may include both cash and long term equity incentives, with an annual cash incentive target of 75% of your base salary and a target of 150% of your base salary for the annual grant date value of equity awards (with not less than 40% of such annual equity award grant date value to be in the form of restricted stock, restricted stock units, performance stock units, or a combination thereof). In all cases, cash and long term equity incentives are subject to the terms and conditions established for these opportunities each year.

(a)
Your cash incentive award for the Company’s fiscal year ending February 1, 2020 will be guaranteed at $100,000 (with an opportunity to earn up to an additional $100,000 based on performance or other criteria to be established by the Company), payable on the date that the Company pays executive annual bonuses for that fiscal year; provided that you remain continuously employed with the Company through such payment date.

(b)	Your annual equity incentive opportunity will commence with the Company’s fiscal year ending January 30, 2021.

Ms. Kathryn Anderson
October 23, 2019

4.	You will be granted the following equity awards under the Company’s 2004 Equity Incentive Plan, as amended (the “Equity Plan”), upon your first day of employment with the Company (the “Grant Date”):

(a)
Non-qualified stock options to purchase 130,000 shares of the Company’s Common Stock with a per share exercise price equal to the closing price of the Company’s Common Stock on the Grant Date. The award will be scheduled to vest as to 25% of the stock options on each of the first four anniversaries of the Grant Date, subject to your continued employment with the Company through the applicable vesting date. If a Change in Control (as defined in Exhibit A) of the Company occurs while the award is outstanding and unvested (and the award has not previously terminated), the portion of the award that is outstanding and otherwise unvested immediately prior to the Change in Control shall accelerate and become fully vested upon (or, if necessary to give effect to the acceleration, immediately prior to) the Change in Control.

(b)
A restricted stock award for 70,000 shares of Company Common Stock. You will be required to pay the par value of one cent ($.01) for each share covered by your award, with such payment due on the Grant Date. The award will be scheduled to vest as to 25% of the restricted shares on each of the first four anniversaries of the Grant Date, subject to your continued employment with the Company through the applicable vesting date. If a Change in Control (as defined in Exhibit A) of the Company occurs while the award is outstanding and unvested (and the award has not previously terminated), the portion of the award that is outstanding and otherwise unvested immediately prior to the Change in Control shall accelerate and become fully vested upon (or, if necessary to give effect to the acceleration, immediately prior to) the Change in Control.

Each award will be evidenced by an award agreement in the form used by the Company for employee option or restricted stock, as the case may be, awards under the Equity Plan, and will be subject to the terms and conditions of the Equity Plan and the applicable award agreement.

5.
You will be eligible to participate in the Company’s medical, dental, life, vacation and disability benefit programs, in accordance with the terms of such programs as in effect from time to time. You will accrue vacation benefits at the rate of three weeks per year during your employment. You will be eligible to participate in the GUESS?, Inc. 401k Savings Plan following the completion of your first 90 days of service. In addition, you will be eligible to participate in the GUESS?, Inc. Deferred Compensation Plan. You will be provided with a summary of these benefits when you begin employment with the Company.

6.
Your employment with the Company shall be “at will,” meaning that you or the Company may terminate your employment at any time, with or without advance notice, and for any reason or for no reason at all. However, if the Company should terminate your employment for reasons other than for Cause (as defined in Exhibit A), and other than due to your death or disability, or if you should terminate your employment for Good Reason (as defined in Exhibit A), you will be entitled (subject to the release requirement set forth below and the timing and other rules in Exhibit A and your adherence to the restrictive covenants set forth in Exhibit B) to (A) an aggregate severance benefit equal to one times your annual rate of base salary from the Company (at the rate in effect on the date your employment with the Company terminates), with such amount to be paid (except as otherwise provided below) in not less than monthly installments in accordance with the Company’s normal payroll practices over the 12 months following the date of the termination of your employment with the Company, (B) a pro-rata portion of your annual cash bonus for the year in which your employment with the Company

Ms. Kathryn Anderson
October 23, 2019

terminates and any unpaid bonus earned with respect to any fiscal year ending on or preceding the date your employment with the Company terminates, paid at the time annual bonuses are paid to other senior executives, but in any event within 74 days after the conclusion of the fiscal year to which such bonus relates (with respect to the pro-rata cash bonus for the year of termination, determined by multiplying the amount you would have received based upon actual performance had your employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that you were employed by the Company and the denominator of which is 365), and (C) payment or reimbursement by the Company for your premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for you and your dependents, if applicable, as in effect immediately prior to the date your employment with the Company terminates, to the extent that you elect such continued coverage; provided, however, that such continued payment or reimbursement by the Company will cease 12 months after the month in which your employment with the Company terminated (or, if earlier, will cease upon the first to occur of your death, the date on which you become eligible for coverage under the health plan of a future employer, or when the Company is no longer obligated to provide COBRA coverage).

7.
If, however, your employment terminates in circumstances that entitle you to the severance benefit described in paragraph 6 above but the termination of your employment occurs within three months before, upon or within 18 months following a Change in Control (as defined in Exhibit A) of the Company, you will be entitled (subject to the release requirement set forth below and the timing and other rules in Exhibit A and your adherence to the restrictive covenants set forth in Exhibit B) to the severance benefit provided for in paragraph 6 above, except that the amount determined pursuant to clause (A) of paragraph 6 above shall equal (and shall not be in addition to the amount provided pursuant to clause (A) of paragraph 6) a payment of 1.5 times the sum of (i) your base salary at the annualized rate in effect at the date of termination and (ii) your target annual cash bonus in effect at the date of termination, paid in a lump sum on or within ten business days following the date that is 60 days after your termination; provided that if such termination of employment occurs within three months before a Change in Control, the severance in connection with such termination of employment shall be paid pursuant to paragraph 6 above and the incremental amount calculated pursuant to this paragraph 7 (which shall equal the clause (A) severance benefit as calculated pursuant to this paragraph 7 less the non-discounted aggregate severance amount determined pursuant to clause (A) of paragraph 6 above) shall be paid in a lump sum on or within ten business days following the date that is 60 days after your termination.

8.	The following provisions shall apply:

(a)
If your employment is terminated in circumstances that would trigger the severance benefits provided in paragraph 6 or 7 above, the Company will provide you the form of release agreement not later than 7 days after the date your employment is terminated;

(b)
You will have 21 days within which to consider, execute and return the release agreement to the Company (unless a longer period of time for you to consider the release agreement is required under applicable law);

Ms. Kathryn Anderson
October 23, 2019

(c)
If you do not timely provide the Company with the executed release agreement, or if you revoke the release agreement under any revocation right afforded by applicable law, the Company will have no obligation to pay you the severance benefits; and

(d)
If you timely provide the Company with your executed release agreement, and you do not revoke the release agreement, your severance benefit provided for above will be paid as provided for above and in accordance with the rules set forth in Exhibit A. Severance payments will be subject to applicable tax withholding.

9.
In this position, it may be necessary for you to travel internationally. We require that you possess a valid passport that must be on file with the Company’s Travel Department. It is your responsibility to ensure that your passport is valid at all times.

10.
Given the important nature of your position, the Company requests, to the extent practicable, that you please provide 90 days advance notice in the event you elect to terminate your employment with the Company, other than for Good Reason. Nothing in the foregoing is intended in any way to alter the at-will nature of your employment.

All of the terms set forth herein remain subject to the approval of the Guess?, Inc. Board of Directors and the Compensation Committee thereof.

Ms. Kathryn Anderson
October 23, 2019

We very much look forward to your joining us at GUESS?, Inc., and to a prosperous future together! Please feel free to contact me if you have any questions.

Sincerely,
/s/ Carlos Alberini
Carlos Alberini
GUESS?, Inc., Chief Executive Officer

AGREED & ACCEPTED

/s/ Kathryn Anderson	10/23/2019
Kathryn Anderson	Date

Exhibit A

Definitions

For purposes of this agreement, “Cause” means (i) your conviction or plea of guilty or nolo contendere to a felony or any crime involving moral turpitude; (ii) your willful act of theft, embezzlement or misappropriation from the Company; (iii) you engage in sexual misconduct; or (iv) a determination by the Company that you have willfully and continuously failed to perform substantially your duties (other than any such failure resulting from your disability or incapacity due to bodily injury or physical or mental illness), have willfully failed to follow a reasonable and lawful directive of the Company, or otherwise have materially breached this agreement (including the restrictive covenants set forth in Exhibit B) or any Company policy applicable to you, after (A) a written demand for substantial performance is delivered to you by the Company which specifically identifies the manner in which the Company believes that you have not substantially performed your duties, failed to follow a directive of the Company, or have breached this agreement or any Company policy applicable to you and provides you with the opportunity to correct such failure or breach if, and only if, such failure or breach is capable of cure; and (B) your failure to correct such failure or breach which is capable of cure within 30 days of receipt of the demand for performance. For the avoidance of doubt, you and the Company expressly agree that only Cause as described in clause (iv) above is capable of cure. For purposes of clause (iv), any act, or failure to act, by you in accordance with a specific directive given by the Company or based upon the advice of counsel for the Company shall not be considered to have been a willful failure by you.

For purposes of this agreement, “Good Reason” means the occurrence of any one or more of the following events unless you specifically agree in writing that such event shall not be Good Reason:

(i)    Any material breach of this agreement by the Company, including, but not limited to:

(A)    the failure of the Company to pay the compensation and benefits set forth in this agreement;
(B)    any reduction in your base salary, or reduction in your target annual cash bonus opportunity or your target annual grant date value of equity awards (as such target amounts are expressed as a percentage of your base salary), below the level provided for in this agreement;
(C)    assignment of duties materially inconsistent with your position as Chief Financial Officer;
(D)    any material diminution of your title, duties, authority or responsibilities; or
(E)    if a Change in Control occurs, the Company ceases to be publicly-traded in connection with such transaction, and you are not the Chief Financial Officer of the parent entity (if any) of the Company or (if there is no parent of the Company) the surviving or resulting entity from such transaction;
(ii)    the failure of the Company to assign this agreement to a successor to all or substantially all of the business or assets of the Company or failure of such a successor to the Company to explicitly assume and agree to be bound by this agreement; or

(iii)    requiring you to be principally based at any office or location outside of the Los Angeles metropolitan area.

To constitute a termination for Good Reason, you must provide written notice to the Company of your reasons for the proposed termination for Good Reason, and the Company must fail to remedy such reasons in all material respects within 30 days following your written notice. In addition, the termination must occur not later than 18 months following the initial existence of the circumstance(s) giving rise to Good Reason, and your notification to the Company of the circumstance(s) giving rise to Good Reason must be given within 90 days following the initial existence of such circumstance(s).

For purposes of this Agreement, “Change in Control” will have the same meaning as Section 2 of the Company’s 2004 Equity Incentive Plan, provided that any such Change in Control constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of the Treasury Regulations adopted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Timing Rules

If you are entitled to severance pursuant to paragraph 6 of the letter agreement, the first payment of your severance benefit will be paid to you on (or within 10 days following) the 60th day following the termination of your employment with the Company, and will include any severance that would have otherwise been paid to you during that 60-day period.

If you are a “specified employee” as determined pursuant to Section 409A of the Code as of the date of your “separation from service” (within the meaning of Section 409A of the Code) and if any payment of severance due to you constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and cannot be paid or provided in the manner otherwise provided without subjecting you to additional tax, interest or penalties under Section 409A of the Code, then any such payment or benefit shall be delayed until the earlier of (i) the date which is 6 months after your “separation from service” for any reason other than death, or (ii) the date of your death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any payment or benefit otherwise payable or to be provided to you upon or in the 6 month period following your “separation from service” that is not so paid or provided by reason of this paragraph shall be accumulated and paid or provided to you in a single lump sum, not later than the 5th day after the date that is 6 months after your “separation from service” (or, if earlier, the 15th day after the date of your death) together with interest for the period of delay, compounded annually, equal to the prime rate (as published in The Wall Street Journal), and in effect as of the date the payment or benefit should otherwise have been provided.

It is intended that any amounts payable under this letter agreement and the Company’s and your exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This letter agreement shall be construed and interpreted consistent with that intent. Each item of remuneration referred to in this letter agreement shall be treated as a separate payment for purposes of Section 409A of the Code.

Section 4999 Excise Tax.

If any payments, rights or benefits (whether pursuant to the terms of this letter agreement or any other plan, arrangement or agreement of yours with the Company or any person affiliated with the Company) (the “Payments”) received or to be received by you will be subject to the tax (the “Excise Tax”) imposed

A-2

by Section 4999 of the Internal Revenue Code (or any similar tax that may hereafter be imposed), then the Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by you shall exceed the net after-tax benefit that would be received by you if no such reduction was made.

A-3

Exhibit B

Restrictive Covenants.

As a condition to your employment and the severance provisions set forth in paragraphs 6 and 7 of the attached letter agreement, you agree that throughout the duration of your employment with the Company, or any time thereafter, you will not disrupt, damage, impair or interfere with the business of the Company in any manner, including, and without limitation, for a period of 24 months after the termination of your employment with the Company, by directly or indirectly soliciting, encouraging or inducing an employee to leave the employ of the Company, or by inducing an employee, a consultant, a sales representative or another independent contractor to end that person’s relationship with the Company, by raiding the Company’s employees or sales representatives or vendors, or otherwise. You are not, however, restricted from being employed by or engaged in any type of business following the termination of your employment with the Company.